EXHIBIT 99.1
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             VIACOM AND SEAGRAM REACH AGREEMENT TO SETTLE LITIGATION
                      REGARDING USA NETWORKS JOINT VENTURE

   Seagram To Purchase Viacom's 50% Interest In USA Networks For $1.7 Billion


New York, New York, September 22, 1997 -- Viacom Inc. (AMEX: VIA and VIAB) and The Seagram Company, Ltd. (NYSE: VO) announced today that they have agreed to resolve all litigation regarding jointly-owned USA Networks. Under terms of the agreement, Seagram will acquire Viacom's 50% interest in USA Networks, including the Sci Fi Channel, for $1.7 billion in cash. The transaction, which is expected to close in the fourth quarter, is subject to customary conditions.

Sumner M. Redstone, chairman and chief executive officer of Viacom, said, "The sale of USA Networks is another significant step in our continuing commitment to reduce Viacom's debt. We are pleased that we were able to amicably settle our differences with Seagram and we look forward to resuming a productive relationship."

Edgar Bronfman,  Jr., Seagram's  president and chief executive officer,  stated:
"Universal now has the opportunity to manage a scarce and unique asset in the fast-growing cable network business. USA Networks complements our existing entertainment operations and provides a strong platform for future growth, both domestically and internationally. And, with the lawsuit behind us, our companies can now focus on further strengthening the many relationships which exist between us across the entertainment world". USA Networks owns and operates the advertiser-supported services: USA Network, a general entertainment channel, which has a 98% penetration of U.S. cable and direct-to-home households, with 72 million subscribers; Sci-Fi Channel, which has a 63% penetration of U.S. cable and direct-to-home households, with 46 million subscribers. USA Network also owns and operates USA Networks International, with channels in South America, Europe and Africa.
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Viacom Inc. is one of the world's largest entertainment and publishing companies and is a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster, MTV Networks, Paramount Pictures, Paramount Television, Showtime Networks, Simon & Schuster, television stations, and movie screens in 12 countries. Viacom also has a majority interest in Spelling Entertainment Group, as well as a half-interest in Comedy Central, UPN, and USA Networks, including the Sci-Fi Channel. National Amusements, Inc. a closely held corporation which operates approximately 1,100 screens in the U.S., the U.K and South America, is the parent company of Viacom. More information about Viacom is available at the Company's Web site located at http://www.viacom.com.

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Contacts:

Carl D. Folta              Susan Duffy
Viacom Inc.                Viacom Inc.
212/258-6352               212/258-6347